                                                  Filed Pursuant to Rule 424B2
                                                             File No. 33-80193

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted without the delivery of a final prospectus          +
+supplement and accompanying prospectus. This prospectus supplement and the    +
+accompanying prospectus shall not constitute an offer to sell or the          +
+solicitation of an offer to buy nor shall there be any sale of these          +
+securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 Subject to completion dated February 22, 1999

Preliminary Prospectus Supplement
(To Prospectus dated February 8, 1996)

                    GE Global Insurance Holding Corporation

                                  $400,000,000

                              % Notes due     , 2019

                                 ------------

  GE Global will pay interest on the Notes on      and      of each year. The
first such payment will be made on     , 1999. GE Global may, at any time,
redeem the Notes at the redemption price calculated as described herein.

                                 ------------

  Investing in the Notes involves certain risks. See "Risk Factors" beginning on page 4 of the Prospectus.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement and the attached Prospectus. Any representation to the contrary is a criminal offense.

                                               Price to Underwriting Proceeds to
                                                Public    Discount    GE Global
                                               -------- ------------ -----------
Per Note......................................      %          %            %
Total.........................................   $          $            $

  It is expected that delivery of the Notes will be made on or about     ,
1999, through the facilities of The Depository Trust Company against payment therefor in immediately available funds.

                                 ------------

                              Joint Book Managers

Morgan Stanley Dean Witter                                  Salomon Smith Barney

February   , 1999

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                             Prospectus Supplement
The Company................................................................ S-3
Use of Proceeds............................................................ S-3
Ratio of Earnings to Fixed Charges......................................... S-4
Capitalization............................................................. S-4
Description of Notes....................................................... S-4
Underwriting............................................................... S-8
Experts.................................................................... S-9
Legal Matters.............................................................. S-9
                                   Prospectus
Available Information......................................................   2
Documents Incorporated by Reference........................................   2
Risk Factors...............................................................   4
The Company................................................................   6
Use of Proceeds............................................................  25
Ratio of Earnings to Fixed Charges.........................................  25
Description of Debt Securities.............................................  25
Plan of Distribution.......................................................  28
Legal Matters..............................................................  29
Experts....................................................................  29

                               ----------------

   You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus in making your investment decision. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

   We are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. The commissioner of insurance of the State of North Carolina has not approved or disapproved this offering nor has such commissioner passed upon the accuracy or adequacy of this Prospectus Supplement or the attached Prospectus.

   The information contained in this Prospectus Supplement and the attached Prospectus is accurate only as of the date of this Prospectus Supplement and the attached Prospectus regardless of the time of delivery of this Prospectus Supplement and the attached Prospectus or any sale of the Notes.

                                  THE COMPANY

General

   GE Global Insurance Holding Corporation, through its direct and indirect subsidiaries, engages principally in the reinsurance business in the United States and throughout the world. All the outstanding common stock of GE Global is owned by General Electric Capital Services, Inc., which in turn is wholly owned by General Electric Company.

   GE Global is one of the world's largest reinsurance groups, with subsidiaries providing risk management solutions for over a century. We are a global provider of property and casualty reinsurance, life and healthcare reinsurance and write some lines of primary health, property and casualty and excess workers' compensation insurance. Our principal subsidiaries are Employers Reinsurance Corporation and GE Reinsurance Corporation (formerly Kemper Reinsurance Company).

   Our principal executive offices are located at 5200 Metcalf, Overland Park, Kansas 66201. Our telephone number is (913) 676-5200. When we refer to "GE Global", "we" or "our" in this Prospectus Supplement, we mean GE Global Insurance Holding Corporation and its subsidiaries on a consolidated basis, unless the context requires otherwise.

Strategy

   Our business strategy is to continue to increase our revenues by:

    . expanding our global operations, including in the Asia/Pacific region and Latin America, through internal growth;

    . enhancing our domestic position with the large regional and national primary insurers;

    . retaining our focus on small and medium regional customers;

    . expanding our product lines to take advantage of market niche opportunities;

    . increasing fee-for-service activities; and

    . selectively acquiring existing businesses domestically and globally.

   We do not intend, however, to increase our premium income at the expense of our underwriting results.

   Our operating strategy is to maximize our profitability by capitalizing on our financial resources and reputation and our position as a major direct writer of reinsurance, building long-term relationships with our clients and limiting our exposure through adherence to strict underwriting guidelines. We believe that our size, claims-paying ratings, and reputation will enable us to maintain and enhance our position in the markets in which we compete.

                                USE OF PROCEEDS

   The net proceeds from the sale of the notes offered hereby (the "Notes")
are estimated to be approximately $     (after deduction of underwriting
discounts and commissions and expenses payable by GE Global). We will use the net proceeds from the sale of the Notes to repay outstanding short-term borrowings under an intercompany credit agreement with General Electric Capital Services, the proceeds of which were used to fund recent business acquisitions and for other general corporate purposes. The weighted average interest rate on the outstanding balance under the intercompany credit agreement at September 26, 1998, was 5.68% per annum.

                       RATIO OF EARNINGS TO FIXED CHARGES

   We have set forth below the ratio of earnings to fixed charges for GE Global for the periods indicated. For the purposes of calculating this ratio, earnings consist of net earnings adjusted to add back the provision for income taxes and fixed charges. Fixed charges consist of interest and discount on all indebtedness, minority interest in pre-tax earnings from purchased affiliates and dividends on subsidiary's preferred stock and one-third of annual rentals, which we believe is a reasonable approximation of the interest factor of such rentals.

            Year Ended December 31,
-------------------------------------------------------------------             Nine Months Ended
1993        1994             1995             1996             1997             September 26, 1998
----        ----             ----             ----             ----             ------------------
4.33        4.59             5.01             5.80             6.33                    7.72

                                 CAPITALIZATION

   The following table sets forth our capitalization at September 26, 1998 and as adjusted to reflect the issuance of the Notes offered hereby and to give effect to the repayment of short-term borrowings. See "Use of Proceeds."

                                                          September 26, 1998
                                                      -------------------------
                                                       Actual      As Adjusted
                                                      ----------  -------------
                                                        (dollars in millions)
Short-term borrowings................................ $      100    $      ---
Long-term borrowings.................................        557           557
Notes................................................        ---           400
                                                      ----------    ----------
  Total debt.........................................        657           957
                                                      ----------    ----------
Minority interest in equity of consolidated
 subsidiaries........................................      1,176         1,176
                                                      ----------    ----------
Stockholder's equity:
  Preferred stock, $100,000 par value; authorized,
   issued and outstanding--1,500 shares..............        150           150
  Common stock, $5,000 par value; authorized, issued
   and outstanding--1,000 shares.....................          5             5
  Paid-in capital....................................        845           845
  Accumulated non-owner changes in equity............        598           598
  Retained earnings..................................      4,283         4,283
                                                      ----------    ----------
    Total stockholder's equity....................... $    5,881    $    5,881
                                                      ----------    ----------
    Total capitalization............................. $    7,714    $    8,014
                                                      ----------    ----------
Ratio of debt to total capitalization................       8.52%        11.94%

                              DESCRIPTION OF NOTES

   The following description of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Debt Securities set forth in the Prospectus, to which we refer you.

General

   The Notes are an issue of the Debt Securities described in the accompanying Prospectus and will be issued as a separate series of Debt Securities under the Indenture dated as of February 1, 1996 (the "Indenture") entered into between GE Global and The Chase Manhattan Bank, as Trustee (the "Trustee"). The Notes are limited to an aggregate principal amount of $400,000,000. In addition to the Notes, we may issue from time to time other series of Debt Securities under the Indenture consisting of debentures, notes or other unsecured, unsubordinated evidences of indebtedness, but such other series will be separate from and independent of the Notes. The Indenture does not limit the amount of Debt Securities or any other debt which we may incur. In addition, the provisions of the Indenture do not protect you in the event that we enter into a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you. The Notes will be the second series of Debt Securities that we have issued under the Indenture. We refer you to the Prospectus for a description of other general terms of the Debt Securities.

   The Notes will mature on     ,   . Interest on the Notes will accrue from
    , 1999 and is payable semiannually on      and     , commencing     , 1999,
to the persons in whose names the Notes are registered at the close of business
on the      or      prior to each payment date at the annual rate of   %. The
Notes will be issued as fully registered Notes (to be deposited with the depositary) and in denominations of $1,000 or integral multiples thereof.

Redemption at the Option of the Company

   The Notes will be redeemable, in whole or in part, at our option, on any date at a redemption price equal to the greater of (a) 100% of the principal amount of the Notes to be redeemed or (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes (exclusive of interest accrued to such redemption date) discounted to such redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day
months) at the Treasury Rate plus   basis points, plus accrued and unpaid
interest on the principal amount being redeemed to such redemption date; provided, however, that installments of interest on Notes that are due and payable on an interest payment date falling on or prior to the relevant redemption date will be payable to the holders of such Notes, registered as such at the close of business on the relevant record date according to their terms and the provisions of the Indenture.

   "Treasury Rate" means, with respect to any redemption date for the Notes,
(a) the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated "H.15(519)" or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that established yields on actively traded United States Treasury securities adjusted to constant maturity under the caption "Treasury Constant Maturities," for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (b) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

   "Independent Investment Banker" means Morgan Stanley & Co. Incorporated or Salomon Smith Barney Inc. or if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee after consultation with us.

   "Comparable Treasury Price" means, with respect to any redemption date, (a) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such

Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

   "Reference Treasury Dealer" means (1) Morgan Stanley & Co. Incorporated and Salomon Smith Barney Inc. and their respective successors, provided, however, that if Morgan Stanley & Co. Incorporated or Salomon Smith Barney Inc. shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we will substitute another Primary Treasury Dealer, and (2) any two other Primary Treasury dealers selected by us.

   "Reference Treasury Dealer Quotation" means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

   We will mail notice of any redemption at least 30 days but not more than 60 days before any redemption date to each holder of Notes to be redeemed. If we choose to redeem less than all the Notes, the Trustee will select, in such manner as it deems fair and appropriate, the Notes of such series to be redeemed in whole or in part.

   Unless we default in payment of the redemption price, on and after any redemption date interest will cease to accrue on the Notes or portion thereof called for redemption.

Book-Entry System

   The Notes will be issued in whole or in part in the form of one or more fully registered global securities (the "Global Notes"). The Global Notes will be deposited with, or on behalf of, The Depository Trust Company, as depositary and registered in the name of a nominee of the depositary. No Global Note may be transferred, except as a whole, by the depositary to a nominee of the depositary. Global Notes may also be transferred as a whole by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or the nominee to a successor of the depositary or a nominee of the successor.

   The depositary has advised GE Global as follows: It is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The depositary was created to hold securities for its participating organizations and to facilitate the clearance and settlement of securities transactions between its participants in such securities through electronic book-entry changes in accounts of its participants. The depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom or representatives of which own the depositary. Access to the depositary's system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own securities held by the depositary only through participants or indirect participants.

   The depositary has advised GE Global that upon the issuance of the Global Notes, the depositary will credit on its book-entry system the respective principal amounts of the individual Notes represented by such Global Notes to the accounts of the appropriate participants. The accounts to be credited shall be designated by the Underwriters. Ownership of beneficial interests in the Global Notes will be limited to participants or persons that own beneficial interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by the participants of the depositary or persons that hold through such participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities. Such laws may limit the market for beneficial interests in the Global Notes.

   So long as the depositary, or its nominee, is the registered owner of the Global Notes, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Global Notes for all purposes under the Indenture. Except as provided below, owners of beneficial interests in the Global Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in certificated form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in the Global Notes must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. GE Global understands that under existing industry practices, in the event that GE Global requests any consent or action of holders or if an owner of a beneficial interest in the Global Notes desires to give a consent or take any action which a holder is entitled to give or take under the Indenture, the depositary would authorize the participants holding the relevant beneficial interests to give such consent or take such action, and such participants would authorize beneficial owners holding through such participants to give such consent or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

   Principal and interest payments on the Global Notes registered in the name of the depositary or its nominee will be made by the Trustee to the depositary or such nominee as the registered owner of the Global Notes. Under the terms of the Indenture, GE Global and the Trustee will treat the persons in whose names the Global Notes are registered as the sole owner or holder of the Global Notes for the purpose of receiving payment of principal and interest on the Global Notes and for all other purposes whatsoever. Therefore, neither GE Global, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Global Notes to owners of beneficial interests in the Global Notes. Neither GE Global, the Trustee or any paying agent nor any registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any action or inaction of the depositary or its nominee or any participant. The depositary has advised GE Global and the Trustee that its current practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the participants with such payment in amounts proportionate to their respective beneficial interests in the Global Notes as shown in the records of the depositary. Payments by participants and indirect participants to owners of beneficial interests in the Global Notes will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of the participants or indirect participants.

   If (x) the depositary is at any time unwilling or unable to continue as depositary or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, (y) GE Global executes and delivers to the Trustee an order to the effect that the Global Notes shall be transferable and exchangeable for Notes in definitive form or (z) an event of default has occurred and is continuing with respect to the Notes, the Global Notes will be transferable or exchangeable for Notes in definitive form of like tenor in an equal aggregate principal amount. Such definitive Notes shall be registered in such name or names as the depositary shall instruct the Trustee.

   The depositary has advised GE Global that the depositary's management is aware that some computer applications, systems and the like for processing data that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." The depositary has informed its participants and other members of the financial community that it has developed and is implementing a program so that its systems, as the same relate to the timely payment of distributions (including principal and interest payments) to security holders, book-entry deliveries, and settlement of trades within the depositary, continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, the depositary's plan includes a testing phase, which is expected to be completed within appropriate time frames.

   However, the depositary's ability to perform properly its services is also dependent upon other parties, including but not limited to issuers and their agents, as well as third party vendors from whom the depositary licenses software and hardware, and third party vendors on whom the depositary relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. The depositary has informed its participants and other members of the financial community that it is contacting (and will continue to contact) third party vendors from whom the depositary acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, the depositary is in the process of developing such contingency plans as it deems appropriate.

   According to the depositary, the foregoing information with respect to the depositary has been provided to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting agreement dated the date hereof (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally agreed to purchase, and we have agreed to sell to them, the respective principal amount of Notes set forth opposite their respective names below.

                                                                    Principal
                                                                      Amount
         Name                                                        of Notes
         ----                                                      ------------
   Morgan Stanley & Co. Incorporated.............................. $
   Salomon Smith Barney Inc.......................................
                                                                   ------------
     Total........................................................ $400,000,000
                                                                   ============

   The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all the Notes if any are taken.

   The Underwriters propose initially to offer part of the Notes to the public at the public offering price set forth on the cover page hereof and in part to certain dealers at prices that represent a concession not in excess of % of the principal amount of the Notes. Any Underwriter may allow, and such dealers may reallow, a concession not in excess of % of the principal amount of the Notes to certain other dealers. After the initial offering of the Notes, the offering price and other selling terms may from time to time be varied by the Underwriters.

   We do not intend to apply for listing of the Notes on a national securities exchange, but have been advised by the Underwriters that they presently intend to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriters are not obligated, however, to make a market in the Notes and any such market making may be discontinued at the sole discretion of the Underwriters. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

   In order to facilitate the offering of the Notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. Specifically, the Underwriters may over-allot in connection with this offering, creating short positions in the Notes for their own account. In addition, to cover over-allotments or to stabilize the price of the Notes, the Underwriters may bid for, and purchase, Notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an underwriter or dealer for distributing Notes in this offering, if the Underwriters repurchase previously distributed Notes in transactions that cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Notes above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

   We have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The Underwriters or their affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to us in the ordinary course of business for which they have received and will receive customary compensation.

                                    EXPERTS

   The consolidated financial statements and schedules of GE Global as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

   Certain legal matters in connection with the Notes will be passed upon for GE Global by Simpson Thacher & Bartlett, New York, New York and John M. Connelly, General Counsel to GE Global, and for the Underwriters by Davis Polk & Wardwell, New York, New York.